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                                                                Exhibit 99(d)(1)



                                 PROMISSORY NOTE
                                 ---------------


                  FOR VALUE RECEIVED, Martin E. Judge, Jr., an individual, residing at 701 Dominion Drive, Moorestown, New Jersey, 08057 ("Maker") hereby unconditionally promises to pay to The Judge Group, Inc., a Pennsylvania corporation with primary place of business at 2 Bala Plaza, Suite 800, Bala Cynwyd, PA 19004 ("Payee") in one balloon payment ten years from the date of execution of this note or in the event of any of the following: a) the death of the "Maker", b) the sale of The Judge Group, or c) the sale of a majority of the assets of The Judge Group, the principal, amount of Five Hundred Fifty-two Thousand Seven Hundred Sixty-one Dollars ($552,761), together with interest on the outstanding principal balance hereof from time to time outstanding from the date hereof and until this Note is paid in full, at the annual rate of four and nine tenths percent (4.9%), or the appropriate pro-rata share of interest if paid in advance of the due date.

                  Interest shall, be calculated on the basis of actual days elapsed and a year of 360 days shall, be payable starting two years from the date of execution of this Note, or the date of repayment of the principal, whichever is sooner. Interest on this note shall accrue for the initial two years. Current interest shall be accrued and paid on a quarterly basis after the initial two-year period.

                  The principal, amount hereof shall be repaid in full on or before ten years from the date of execution of this Note.

                  The payment of principal, and interest shall, be made in lawful money of the United States of America by wire transfer or cash or check at the principal, place of business of the Payee, or at such other place as the holder of this Note shall designate to Maker in writing.

                  Maker may prepay this Note in whole or in part at any time without premium or penalty. Upon full repayment of principal, interest shall cease to accrue, and interest shall be calculated as the pro-rata share of four and nine tenths percent (4.9%) annualized interest on the date of full repayment.

                  The occurrence of any of the following shall constitute an Event of Default hereunder: (a) default in payment by Maker hereunder when due;
(b) sale of all, or substantially all of Maker's assets, or any formal action in contemplation of the dissolution, liquidation, or termination of Maker's business; (c) institution of any proceedings by or against Maker under any law relating to bankruptcy, insolvency, reorganization or other form of debtor relief or Maker's making an assignment for the benefit of creditors, or the appointment of a receiver, trustee, conservator, or other judicial representative for Maker's property.

                  Upon the occurrence of any Event of Default, all amounts payable hereunder shall, at the holder's option but without notice or demand, become immediately due and payable, and the holder shall thereupon have all rights and remedies provided hereunder, in any other agreement between Payee and Maker or otherwise available at law or in equity.





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                  No failure of delay on the part of the bolder to insist on strict performance of Maker's obligations hereunder or to exercise any remedy shall constitute a waiver of the holder's rights in that or any other instance. No waiver of any of the holder's rights shall be effective unless in writing, and any waiver of any default or any instance of noncompliance shall be limited to its express terms and shall not extend to any other default or instance of non-compliance.

                  Any proceeding relating to this Note may be instituted in any federal court in the Commonwealth of Pennsylvania or any state court located in Montgomery County in the Commonwealth of Pennsylvania and Maker irrevocably submits to the nonexclusive jurisdiction of any such court and waives any objection Maker may have to the conduct of any proceeding in any such court based on improper venue or forum non conveniens. Because of the greater time and expense required therefor, Maker hereby waives, to the extent permitted by law, a trial by jury.

                  This Note is secured as provided in the Security and Pledge Agreement, dated as of April 1, 2002. Reference is hereby made to such agreement for a description. of the securities in which a security interest has been granted, the nature and extent of the security and the rights of the holder of this Note in respect thereof.

                  Maker shall pay all reasonable costs and expenses, including, but not limited to, Holder's attorneys fees and/or costs, incurred by the holder related to the enforcement of this Note.

                  Any provision hereof found to be illegal, invalid, or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

                  If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate.

                  This Note shall be binding on Maker's successors and assigns and shall inure to the benefit of the holder of this Note and such holder's successors, endorsees and assigns.

                  This Note has been delivered in the Commonwealth of Pennsylvania and shall be governed by the lays of that Commonwealth.





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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed and delivered this instrument.

Dated: 4-1-02                                         Martin E. Judge, Jr.
      -------------------                             --------------------------
                                                      Martin E. Judge, Jr.































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                          SECURITY AND PLEDGE AGREEMENT
                          -----------------------------


                  SECURITY AND PLEDGE AGREEMENT ("Security and Pledge Agreement") dated as of this 1st day of April, 2002, given by Martin E. Judge, Jr., an individual residing in the State of New Jersey ("Judge"), to and in favor of The Judge Group, Inc., a Pennsylvania corporation with principal place of business at 2 Bala Plaza, Suite 800, Bala Cynwyd, PA 19004 ("Secured Party").

                  WHEREAS, the Secured Party has loaned to Judge the amount of Five Hundred. Fifty-two Thousand Seven Hundred Sixty-one Dollars ($552,761); and

                  WHEREAS, the Secured Party and Judge have executed a Promissory Note under which Judge shall pay to the Secured Party Five Hundred Fifty-two Thousand Seven. Hundred Sixty-one Dollars ($552,761) plus interest; and

                  WHEREAS, THE Secured Party is willing to accept the Promissory
Note in which Judge Grants to and creates in favor of the Secured Party security interest in common shares of the Judge Group, Inc., a publicly traded corporation, currently owned by Judge as security for the prompt and full payment and performance of and compliance with all of the obligations, liabilities, terms, conditions, covenants and agreements contained in the Note;

                  NOW, THEREFORE, for and in consideration of the consummation of the loan from Secured Party of Judge, and intending to be legally bound hereby, Judge agrees as follows:

Security interests. As security for the payment and performance of each and all of the obligations contained in the Promissory Note, Judge hereby pledges and grants a security interest in Eight Hundred Fifty Thousand (850,000) common shares of The Judge Group, Inc., a Pennsylvania corporation, currently owned by Judge. The shares shall remain in the possession of the escrow agent unless and until the occurrence of any Event of Default, as defined in the Promissory Note.

Obligations secured. The security interest granted to Secured Party in this Security and Pledge Agreement is and shall be security for repayment of the loan granted to Judge by Secured Party.

Title to Collateral. Judge has and will continue to have valid ownership of and title to each share of the Collateral now owed by Judge. All of the pledged instruments have been duly and validly issued, and are owned by Judge free and clear of any pledge, mortgage, lien, charge, encumbrance or any security interest in such shares except for the security interest granted to the Secured Party hereunder. Judge will not permit any financing statement, mortgage, assignment, or other document of record to be on file with respect to any the Collateral, except as required hereby.

Location of Collateral. All shares constituting collateral hereunder shall be held in escrow, pursuant to an escrow agreement between the parties and Janney Montgomery Scott, unless and until the occurrence of any Event of Default, as defined in the Note. The shares shall be held at the brokerage firm of Janney Montgomery Scott, 2 Bala Plaza Bala Cynwyd, PA 19004, in account number 45903376. In the Event of Default as therein defined, the escrow agent shall be obligated to turn over such collateral immediately upon request of Secured Party.





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Remedies Not Waived. No course of dealing between Judge and the Secured Party or any delay on the part of the Secured Party in exercising any rights or remedies hereunder or under applicable law shall operated as a waiver of any rights or remedies of any of them, whether arising hereunder or under applicable law.

Defeasance. Upon payment in full of all obligations under the Note, this Security and Pledge Agreement shall terminate and be of no further force and effect. Until such time, however, this Security and Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Severability. Any provision of this Security and Pledge Agreement prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of this Security and Pledge Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

Assignees. No interest herein may be assigned by Judge without the prior written approval of the Secured Party. The Secured Party may assign its interest and rights hereunder. Any permitted assignee of or successor to a party hereto shall succeed to all rights and benefits, and be bound by all obligations, inuring to such party.

Governing Law. This Security and Pledge Agreement has been negotiated and executed in the Commonwealth of Pennsylvania and shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania and applicable Federal Securities Laws.

Notices. Any notice hereunder shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address set forth on the signature pages hereto (or at such other address as such party shall specify to the other party in writing), or, if sent by certified mail, on the third business day after the day on which mailed, addressed to such, party at such address.

Counterparts. This Security and Pledge Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

                  IN WITNESS WHEREOF, Judge has caused this Security and Pledge Agreement to be duly executed and delivered as of the date listed below;

Dated: 4-1, 2002                              Martin E. Judge, Jr.
       ---------                              --------------------
                                              Martin E. Judge, Jr.


                                              Robert G. Alessandrini 4-1-2002
                                              ---------------------------
                                              Robert G. Alessandrini, CFO
                                              On behalf of The Judge Group, Inc.





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